UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

(1)

On July 27, 2015, the Company provided an update stating that “A company has been retained to assist in the development of products for the medical marijuana industry. The Company will receive a fee for each can sold for assisting in the development of a non-piston can product.” To clarify the business transaction, the Company has agreed to sell the raw materials and ingredients necessary for making batter. The Company has done extensive research and development on the current batter and is selling it to a 3rd party who will make the product themselves from the raw materials purchased from Nate’s Food. The Company is not involved in making medical marijuana products. The Company is selling raw materials and ingredients necessary for making batter at a profit, but has no other ongoing participation in the sales of any finished product of the start up business.

(2)

On August 14, 2015, the Company received financing in the amount of $65,500 from EMA Financial, LLC. The $65,500 bears 10% interest and matures in twelve months. The holder shall be entitled to convert any portion of the outstanding and unpaid conversion amount in to fully paid and non-assessable shares of Common Stock. Conversion price is 60% of the lowest trade occurring during the 15 consecutive trading days immediately preceding the conversion date. The Company may prepay the note at any time during the first 120 days, at an amount equal to 125% of the outstanding principal and the accrued and unpaid interest, but no prepayment permitted thereafter.

(3)

On August 19, 2015, the Company has been informed by ABCO that all of the equipment for our production line has arrived and is awaiting final installation. The Company has purchased additional equipment on this date from the manufacturer to deliver and install an upgrade to our existing equipment to allow for top valve delivery of gas in order to enable the Company to produce product both in bottom gas piston cans and a CO2 top gassed can. The change to the CO2 top gassed can would reduce the cost of the can by almost 70%.

(4)

On August 19, 2015, the Company placed a production purchase order with our co-packer ABCO to fill 2,500 cans and the Company simultaneously placed an order with our supplier Clayton for an additional 5,000 caps and 5,000 valves in order to expedite production as soon as the facility and our equipment is fully operational in the 4th quarter, 2015.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: August 20, 2015	By:	/s/ Nate Steck
Nate Steck
CEO